Exhibit 99.1

Lakeland Fire + Safety Reports Fiscal Third Quarter 2026 Financial Results

Q3’26 Net Sales Increased 4% to $47.6 Million Led by 31% Increase in Fire Services Products, Representing 53% of Total Revenue

Completes Strategic Acquisitions with New Operational Facility to Expand Global Fire Footprint into the Western U.S. Personal Protective Equipment Decontamination, Repair and Rental Markets

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

HUNTSVILLE, AL – December 9, 2025 - Lakeland Industries, Inc. ("Lakeland Fire + Safety" or "Lakeland") (NASDAQ: LAKE), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders, has reported its financial and operational results for its fiscal third quarter ended October 31, 2025.

Key Fiscal 2026 Third Quarter and Subsequent Financial and Operational Highlights

	Q3 Comparison				9M Comparison
($ in millions)	FY	FY	$ Change YoY	% Change YoY	9M FY2026	9M FY2025	$ Change YoY	% Change YoY
	Q3’26	Q3’25
Net Sales	$47.6	$45.8	$1.8	4.0%	$146.8	$120.6	$26.2	21.8%
Gross Profit	$14.1	$18.6	$(4.5)	-23.9%	$48.6	$50.0	$(1.4)	-2.8%
Gross Margin	29.7%	40.6%	—	(1,086)BPS	33.1%	41.5%	—	(835)BPS
Net (Loss) Income	$(16.0)	$0.1	$(16.0)	-18652.0%	$(19.1)	$0.4	$(19.5)	-5362.0%
Adjusted EBITDA	$(0.7)	$4.3	$(4.9)	-116.0%	$4.2	$9.9	$5.8	-58.0%
Adjusted EBITDA ex. FX	$0.2	$4.7	$(4.5)	-95.0%	$5.9	$11.2	$5.4	-48.0%

Management Commentary

“The third quarter was underscored by the acquisitions of Arizona PPE Recon and California PPE Recon, with 4% net sales revenue growth to $47.6 million as we continue to adapt to the global tariff and inflation effects coupled with certification delays in the U.S. and global tender delays,” said Jim Jenkins, President, Chief Executive Officer and Executive Chairman. “Revenue during the quarter was led by a 31% increase in Fire Services to $25.3 million. A large $5.6 million three-year contract to provide advanced decontamination, managed care and maintenance services for the Hong Kong Fire Services Department also contributed materially to the quarter. The strategic acquisitions of California PPE and Arizona PPE expanded our global fire footprint into the U.S. personal protective equipment decontamination, repair and rental markets, and added approximately $5 million of annual recurring revenue. In response to evolving market conditions, we are focused on implementing operating and manufacturing efficiencies to achieve higher margins and improved free cash flow as we look toward calendar 2026 where we see global opportunities to expand sales.

“Several macroeconomics factors, which are also affecting our peers, contributed to the quarter’s results, including tariffs, freight, raw material inflation and rising supply-chain costs that drove both revenue and gross margin shortfalls. For Lakeland, revenue softness was visible across our portfolio in the U.S., Canada, Latin America, and parts of EMEA. North America faced challenges with revenue down quarter over quarter and Latin America came in below our plan due to macro-economic conditions impacted by political uncertainty. Our acquired businesses also came in below our plan due to timing, certification delays, and material flow issues, rather than underlying demand. The revenue misses directly reduced gross profit dollars, removing the operating leverage we depend on to convert volume into earnings. While revenue has grown, margin pressure has driven a decline in adjusted EBITDA as freight, mix and tariffs weighed on results. Throughput and mix inefficiencies affected costs and labor, and our mix shifted away from higher-margin categories. In total, we believe that these are all correctable issues, not structural demand problems, and we are proactively working to address our challenges. However, these challenges have affected our forecasting ability and, as a result, we are withdrawing our previously issued financial guidance for FY2026 and will not be providing financial guidance going forward.

“Looking ahead, we are focused on navigating the continued challenges from tariff uncertainties and certification and tender delays while growing top-line revenue in our fire services and industrial verticals and implementing operating and manufacturing efficiencies to achieve higher margins and improved free cash flow. We are driving a substantial inventory reduction which will release working capital and reduce carrying costs, and prioritizing liquidity and debt reduction. We believe that our proactive approach to inventory management, combined with the upcoming tender cycle, will position us for stronger execution heading into FY27. Renewed tender activity is expected to increase demand for fire services in the U.S. and contribute to improved performance at Eagle and LHD Germany, which are well-positioned to participate in upcoming meaningful tenders. We have approximately $178 million of global tender opportunities in FY27, including $38 million over $100,000 in value with high probabilities of success. We remain confident that Lakeland is well-positioned to capitalize on long-term industry and structural shifts in global safety standards. We see a clear path to scaling our business profitably, achieving record levels of revenue, margin, and free cash flow, while deepening our role as a mission-critical partner for safety professionals worldwide. We look forward to sharing additional information on our quarterly conference call,” concluded Mr. Jenkins.

Fiscal 2026 Third Quarter Financial Highlights

•
Net sales were $47.6 million for the third quarter of fiscal 2026, an increase of $1.8 million or 4.0% compared to $45.8 million for the third quarter of fiscal 2025, driven by a 31% increase in Fire Services.
•
Organic revenue(1) decreased 3% to $37.5 million for the third quarter of fiscal 2026, compared to $38.6 million for the third quarter of fiscal 2025. This decline was driven by delays in the U.S. Industrials oil-and-gas turnaround season, slower conversion of Fire tenders due to National Fire Protection Association (NFPA) certification standard delays and extended tender timing globally, particularly in Europe and Latin America, impacting both Industrials and Fire with Argentina experiencing significant inflation and currency pressure tied to uncertainty surrounding the October elections. Canada was also affected by tariff-related headwinds.
•
Organic gross margin(1) decreased by 10.6 margin points to 32.3% for the third quarter of fiscal 2026, compared to 42.9% for the third quarter of fiscal 2025. Gross margin was pressured by a higher mix of lower-margin Jolly sales, lower sales and lower margins in Latin America, and unfavorable purchase variance resulting from higher raw material costs.
•
Sales of the Fire Services product line were $25.3 million for the third quarter of fiscal 2026, an increase of $6.0 million or 31% compared to $19.3 million for the third quarter of fiscal 2025.
•
Fire segment as a percentage of revenue grew to 53%.
•
U.S. sales were $19.2 million for the third quarter of fiscal 2026, an increase of $3.8 million or 25% compared to $15.4 million for the third quarter of fiscal 2025.
•
Europe sales, including Eagle, Jolly and LHD, were $15.2 million for the third quarter of fiscal 2026, an increase of $0.8 million or 6% compared to $14.4 million for the third quarter of fiscal 2025.
•
LATAM sales were $4.2 million for the third quarter of fiscal 2026, a decrease of $0.8 million or 16% compared to $5.0 million for the third quarter of fiscal 2025.
•
Asia sales were $2.9 million for the third quarter of fiscal 2026, a decrease of $0.7 million or 19% compared to $3.6 million for the third quarter of fiscal 2025.
•
Gross profit for the third quarter of fiscal 2026 was $14.1 million, a decrease of $4.5 million, or 24%, compared to $18.6 million for the third quarter of fiscal 2025.
•
Adjusted EBITDA excluding FX(2) for the third quarter of fiscal year 2026 was $0.2 million, a decrease of $4.5 million, or 95%, compared with $4.7 million for the third quarter of fiscal 2025.
•
Adjusted EBITDA excluding FX margin in the third quarter of fiscal year 2026 was 0.5%, a decrease of 988 basis points from 10.3% in the third quarter of fiscal 2025 and a decrease of 918 basis points from 9.6% in the second quarter of fiscal 2026.

Fiscal 2026 Third Quarter and Subsequent Operational Highlights

•
Received an order from the Fire and Rescue Department of Malaysia for firefighter personal protective equipment, solidifying foothold in southeast Asia and highlighting compelling global cross-selling opportunities.
•
Advanced growth strategy through California PPE Recon, Inc. (“California PPE”) expansion with new 8,000 square-foot facility in Fresno, California to enable enhanced services and position business for future offerings.
•
Completed acquisitions of U.S.-based Arizona PPE Recon, Inc. (“Arizona PPE”) and California PPE via a combination of cash and stock valued at approximately $9.8 million, subject to post-closing adjustments and customary holdback provisions.
•
Lakeland LHD awarded an approximately $5.6 million three-year contract to provide advanced decontamination, managed care and maintenance services for the Hong Kong Fire Services Department’s (HKFSD) firefighter protective gear, one of the largest emergency response organizations in Asia.
•
Completed a $6.1 million sale and partial leaseback of its Decatur, Alabama, warehouse property to an unrelated party, in connection with capital reallocation initiatives, strengthening the balance sheet and providing financial flexibility for future growth.
•
Continued expense reduction in the run rate of operational expenses driving a now anticipated $5 million annualized operating expense reduction.

(1) Organic revenue and organic gross margin are non-GAAP financial measures representing total revenue and total gross margin, each excluding the effects of recent acquisitions, which management uses to assess the growth of its legacy business. Reconciliations are provided in the tables of this press release.

(2) Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Fiscal 2026 Third Quarter Financial Results

Net sales were $47.6 million for the third quarter of fiscal 2026, an increase of $1.8 million or 4.0% compared to $45.8 million for the third quarter of fiscal 2025. Sales from our recent acquisitions accounted for $4.1 million of the increase, while organic sales decreased $2.3 million, or 5%, over the prior year. Sales of the Fire Services product line increased by $6.0 million year-over-year, driven primarily by $4.1 million in sales from the Arizona PPE, California PPE and Veridian acquisitions.

On a consolidated basis, for the third quarter of fiscal year 2026, domestic sales were $19.2 million, or 40% of total revenues, and international sales were $28.4 million, or 60% of total revenues. This compares with domestic sales of $15.4 million, or 34% of the total, and international sales of $30.4 million, or 66%, in the third quarter of fiscal year 2025, as our recent Veridian acquisition contributed to increased U.S. revenue in the current quarter.

Gross profit for the third quarter of fiscal 2026 was $14.1 million, a decrease of $4.4 million, or 24%, compared to $18.6 million for the third quarter of fiscal 2025. Gross profit as a percentage of net sales decreased to 29.7% for the third quarter of fiscal 2026 from 40.6% for the third quarter of fiscal 2025. The gross profit percentage decreased in the third quarter of fiscal year 2026 primarily due to higher manufacturing costs, increased tariff, labor, and freight costs and amortization of the step-up in basis of acquired inventory. Margins in the acquired businesses were impacted by increased material costs and amortization of the write-up in inventory as part of purchase accounting. Organic gross margin percentage decreased to 32.3% from 42.9% for the third quarter of fiscal 2026, primarily due to increased sales in lower-margin regions, increased freight and the impact of tariffs.

Operating expenses increased by $2.3 million, or 13%, from $17.8 million for the third quarter of fiscal 2025 to $20.1 million for the third quarter of fiscal 2026. Operating expenses increased due to the acquisitions of Arizona PPE and California PPE in September 2025 and Veridian in December 2024, which resulted in an increase of $1.1 million in operating expenses, as well as higher equity compensation and depreciation and amortization expenses. These increases were offset by reductions in restructuring costs, PFAS litigation, and professional fees. Adjusted operating expenses excluding FX increased by $0.3 million, primarily due to acquired companies’ operating expenses. Operating loss was $1.6 million for the third quarter of fiscal 2026, compared to an operating income of $0.8 million for the third quarter of fiscal 2025, primarily due to the aforementioned impacts offset by the gain on the sale of the Decatur, Alabama property. Operating margins were (3.4%) for the third quarter of fiscal 2026, as compared to 1.8% for the second quarter of fiscal 2025.

Income tax expense was $13.7 million for the third quarter of fiscal 2026, compared to an expense of $0.1 million for the third quarter of fiscal 2025. The increase in income tax expense was due to the establishment of a valuation allowance against our U.S. deferred tax assets and from the mix of jurisdictional income at differing statutory rates.

Net loss was ($16.0) million, or ($1.64) per diluted earnings per share, for the third quarter of fiscal 2026, compared to net income of $0.1 million, or $0.01 per diluted earnings per share, for the third quarter of fiscal 2025.

Adjusted EBITDA excluding FX for the third quarter of fiscal year 2026 was $0.2 million, a decrease of $4.5 million, or 95%, compared with $4.7 million for the third quarter of fiscal year 2025. The decline was driven primarily by significant revenue shortfalls in Latin America, our highest margin region, and lower than expected sales in the U.S. Fire and Industrials. Veridian, LHD and Eagle were also impacted by NFPA certification delays and slower tender conversion globally. These factors more than offset the reductions achieved in operating expenses. We are currently implementing an additional $1.3 million of cost reductions for the fourth quarter of fiscal 2026.

Adjusted EBITDA excluding FX margin in the third quarter of fiscal year 2026 was 0.5%, a decrease of 988 basis points from 10.3% in the third quarter of fiscal 2025.

Cash and cash equivalents totaled $17.2 million as of October 31, 2025, and working capital was approximately $105.9 million. Cash and cash equivalents decreased by $0.3 million and working capital increased by $4.2 million from January 31, 2025, due primarily to increases in accounts receivable and inventories.

As of October 31, 2025, we had borrowings of $33.2 million outstanding under the revolving credit facility, with an additional $6.8 million of available credit under the Loan Agreement. We sold our Decatur, Alabama, property for $6.1 million, less customary commissions and closing fees, and applied 100% of the net proceeds to repay our revolving credit facility.

Net cash used in operating activities was $17.6 million in the nine months ended October 31, 2025, compared to $12.5 million in the nine months ended October 31, 2024. The increase was driven the net loss of $19.1 million, an increase in working capital of $7.9 million and non-cash charges of $9.4 million primarily due to inventory costs, ERP implementation costs and disposals of property and equipment.

The Company's quarterly dividend of $0.03 per share was paid on November 24, 2025, to stockholders of record as of November 17, 2025. On December 9, 2025, the Company announced that the Board is suspending the Company’s quarterly cash dividend on its common stock.

Fiscal Third Quarter 2026 Financial Results Conference Call

Lakeland management will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date: Tuesday, December 9, 2025

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Dial-in: 1-877-407-9208

International Dial-in: 1-201-493-6784

Conference Code: 13756485

Webcast: Fiscal Q3 2026 Financial Results Conference Call

A telephone replay will be available commencing approximately three hours after the call and will remain available through March 9, 2026, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13756485. The replay can also be viewed through the webcast link above, and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000) (Unaudited)

Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2025	2024	2025	2024
Net (loss) income to EBITDA
Net (loss) income	$(15,955)	$86	$(19,102)	$363
Interest expense	502	490	1,530	1,032
Income tax expense	13,669	148	7,256	116
Depreciation and amortization	1,210	1,227	3,615	3,019
EBITDA	$(574)	$1,950	$(6,701)	$4,529

EBITDA to Adjusted EBITDA
EBITDA	$(574)	$1,950	$(6,701)	$4,529
Equity compensation (1)	1,282	455	3,022	1,081
Other income (expense) (2)	162	84	18	(93)
Acquisition expenses (3)	1,371	497	2,842	2,182
Earnout revaluation (4)	—	—	—	(689)
Severance and restructuring (5)	334	654	1,359	1,399
New Monterrey, Mexico facility start-up costs (6)	526	447	1,651	906
PFAS litigation (7)	(223)	177	148	617
ERP project (8)	462	—	1,406	—
Amortization of step-up in inventory basis (9)	325	—	1,179	—
Impairment - Leases (10)	—	—	3,577	—
Gain on sale-leaseback transaction (11)	(4,333)	—	(4,333)	—
Adjusted EBITDA	$(668)	$4,264	$4,168	$9,933

Adjusted EBITDA Margin
Adjusted EBITDA	$(668)	$4,264	$4,168	$9,933
Divided by net sales	47,586	45,761	146,828	120,583
Adjusted EBITDA Margin	-1.4%	9.3%	2.8%	8.2%

Adjusted EBITDA to Adjusted EBITDA excluding FX
Adjusted EBITDA	$(668)	$4,264	$4,168	$9,933
Currency Fluctuation	884	462	1,705	1,312
Adjusted EBITDA excluding FX	$216	$4,726	$5,873	$11,245

Adjusted EBITDA Margin to Adjusted EBITDA excluding FX Margin
Adjusted EBITDA excluding FX	$216	$4,726	$5,873	$11,245
Divided by net sales	47,586	45,761	146,828	120,583
Adjusted EBITDA excluding FX Margin	0.5%	10.3%	4.0%	9.3%

Operating Expenses to Adjusted Operating Expenses excluding FX
Operating expenses	$20,087	$17,753	$59,648	$48,562
Depreciation and amortization	(858)	(722)	(2,637)	(1,730)
Equity compensation (1)	(1,282)	(455)	(3,022)	(1,081)
Acquisition expenses (3)	(1,371)	(497)	(2,842)	(2,182)
Earnout revaluation (4)	—	—	—	689
Severance and restructuring (5)	(334)	(654)	(1,359)	(1,399)
New Monterrey, Mexico facility start-up costs (6)	(526)	(447)	(1,651)	(906)
PFAS litigation (7)	223	(177)	(148)	(617)
ERP project (8)	(389)	—	(1,184)	—

FX	(884)	(462)	(1,705)	(1,312)
Adjusted Operating Expenses excluding FX	$14,667	$14,339	$45,100	$40,024

Organic Revenue
Net Sales	$47,586	$45,761	$146,828	$120,583
Revenue from previous year acquisitions	(10,130)	(7,139)	(30,736)	(8,679)
Organic Revenue	$37,456	$38,622	$116,092	$111,905

Organic Gross Margin
Gross Profit	$14,132	$18,560	$48,594	$49,980
Gross Profit from previous year acquisitions	2,050	1,978	6,166	2,602
Organic Gross Profit	12,082	16,582	42,428	47,378
Divided by Organic Revenue	37,456	38,622	116,092	111,905
Organic Gross Margin	32.3%	42.9%	36.5%	42.3%

The financial data above includes non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA Margin, adjusted EBITDA excluding FX, adjusted EBITDA excluding FX Margin, Adjusted Operating Expenses, Adjusted Operating Expenses excluding FX, organic revenue, and organic gross margin. Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, and Other Income which is comprised of interest income and gains (losses) from equity method investments. For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, severance and restructuring costs, start-up costs for our Mexican operations, PFAS litigation expenses, ERP Project related costs, amortization of the step-up in basis for inventory acquired related to the Company’s acquisitions, lease impairments, gain on sale-leaseback transaction and earnout revaluation. This press release also discusses (i) Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by GAAP net sales; (ii) Adjusted EBITDA excluding FX, which is calculated by subtracting foreign currency losses from Adjusted EBITDA and (iii) Adjusted EBITDA excluding FX margin, which is calculated by dividing Adjusted EBITDA excluding FX by GAAP net sales. Management excludes from organic revenue and organic gross margin the revenues and expenses associated with acquisitions completed within the previous fiscal year.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company’s strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business. For organic revenue and organic gross margin, management excludes the effects of acquisitions completed within the prior twelve months to understand the trends in growth and profitability in the ongoing business without such effects. The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

Additional information regarding the adjustments is provided below.

(1) Adjustments for equity compensation, which consist of non-cash expenses for the grant of equity awards.

(2) Adjustments for other expense (income), which consists of interest income and gains/(losses) from Investments accounted for under the equity method of accounting.

(3) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses and legal fees related to the Company's acquisitions.

(4) Adjustments for the reduction of the estimated earnout payment related to the Eagle acquisition. Reduction to the accrued earnout payment reflected in operating expenses.

(5) Adjustments for accrued employee severance and restructuring costs.

(6) Adjustments for costs for our Mexican operations consist of external services and legal fees associated with a property-related dispute with the landlord of our manufacturing site in Monterrey, Mexico.

(7) Adjustment for PFAS Litigation.

(8) Adjustments for the implementation of new ERP consisted of external services and employee related expenses.

(9) Adjustments for amortization of the step-up in basis for inventory acquired related to the Company's acquisitions.

(10) The Company recorded an impairment primarily related to the right of use asset for the Monterrey, Mexico facility.

(11) The Company recorded a gain on sale-leaseback for the sale of the Decatur, Alabama warehouse facility.

About Lakeland Fire + Safety

Lakeland Fire + Safety manufactures and sells a comprehensive line of fire services and industrial protective clothing and accessories for the industrial and first responder markets. In addition, we provide decontamination, repair and rental services that complement our fire services portfolio. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a strategic global network of selective fire and industrial distributors and wholesale partners. Our authorized distributors supply end users across various industries, including integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high-tech electronics manufacturers, as well as scientific, medical laboratories, and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, including fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mix of end-users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Commonwealth of Independent States (“CIS”) Region, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations, including without limitation our M&A strategy and tariff mitigation plans. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital, or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Investor Relations

Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
LAKE@mzgroup.us
www.mzgroup.us

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OFOPERATIONS

(UNAUDITED)

($000’s except for share and per share information)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Net sales	$47,586	$45,761	$146,828	$120,583
Cost of goods sold	33,454	27,201	98,234	70,603
Gross profit	14,132	18,560	48,594	49,980
Operating expenses	20,087	17,753	59,648	48,562
Gain on sale-leaseback transaction	(4,333)	—	(4,333)	—
Lease impairments	—	—	3,577	—
Operating (loss) income	(1,622)	807	(10,298)	1,418
Other (expense) income, net	(162)	(84)	(18)	93
Interest expense	(502)	(490)	(1,530)	(1,032)
(Loss) income before taxes	(2,286)	233	(11,846)	479
Income tax expense	13,669	147	7,256	116
Net (loss) income	$(15,955)	$86	$(19,102)	$363
Net (loss) income per common share:
Basic	$(1.64)	$0.01	$(2.00)	$0.05
Diluted	$(1.64)	$0.01	$(2.00)	$0.05
Weighted average common shares outstanding:
Basic	9,752,582	7,428,451	9,566,513	7,379,835
Diluted	9,752,582	7,664,532	9,566,513	7,636,346

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(000’s except for share information)

	October 31,	January 31,
ASSETS	2025	2025
Current assets
Cash and cash equivalents	$17,194	$17,476
Accounts receivable, net of allowance for doubtful accounts of $997 and $1,237 at October 31, 2025 and January 31, 2025, respectively	30,280	27,607
Inventories, net	87,891	82,739
Prepaid VAT and other taxes	3,096	2,598
Income tax receivable and other current assets	4,859	6,111
Total current assets	143,320	136,531
Property and equipment, net	12,186	13,948
Operating leases right-of-use assets	10,737	13,917
Deferred tax assets	800	6,270
Other assets	3,963	122
Goodwill	17,584	16,240
Intangible assets, net	32,127	25,503
Total assets	$220,717	$212,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,534	$15,742
Accrued compensation and benefits	5,177	4,501
Other accrued expenses	9,990	8,130
Income tax payable	2,701	1,993
Current portion of loans payable	497	939
Current portion of operating lease liabilities	4,554	3,602
Total current liabilities	37,453	34,907
Deferred income taxes	1,619	3,891
Loans payable – long term	37,093	16,426
Long-term portion of operating lease liabilities	10,068	10,681
Total liabilities	86,233	65,905
Commitments and contingencies (Note 12)
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $0.01 par; authorized 20,000,000 shares; issued 11,157,456 and 10,856,812; outstanding 9,798,346 and 9,498,604 at October 31, 2025 and January 31, 2025, respectively	112	109
Treasury stock, at cost; 1,358,208 shares at October 31, 2025 and January 31, 2025, respectively	(19,979)	(19,979)
Additional paid-in capital	129,090	123,136
Retained earnings	30,360	50,320
Accumulated other comprehensive loss	(5,099)	(6,960)
Total stockholders' equity	134,484	146,626
Total liabilities and stockholders' equity	$220,717	$212,531

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($000’s)

	Nine Months Ended October 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(19,102)	$363
Adjustments to reconcile net (loss) income to net cash used in operating activities
Deferred income taxes	2,280	(431)
Depreciation and amortization	3,615	3,011
Lease impairments	3,577	—
Amortization of step-up in inventory basis	1,179	629
Stock based and restricted stock compensation	3,022	1,081
Loss on disposal of property and equipment	23	75
Gain on sale-leaseback transaction	(4,333)	—
Equity in loss of equity investment	—	384
Change in fair value of earnout consideration	—	(711)
Change in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	(1,178)	(3,219)
Inventories	(4,169)	(12,587)
Prepaid VAT and other taxes	(497)	(218)
Other assets	(2,058)	(2,019)
Accounts payable	(1,878)	7,197
Accrued expenses and other liabilities	1,993	(4,147)
Operating lease liabilities	(64)	(1,902)
Net cash used in operating activities	(17,590)	(12,494)
Cash flows from investing activities:
Purchases of property and equipment	(784)	(1,485)
Acquisitions, net of cash acquired	(6,165)	(22,950)
Proceeds from sale of fixed assets	5,652	—
Investments in convertible debt instruments	—	(952)
Net cash used in investing activities:	(1,297)	(25,387)
Cash flows from financing activities:
Term loan borrowings	2,086	2,880
Payments on debt facilities	(18,835)	(3,418)
Credit line borrowings	36,364	29,900
Dividends paid	(858)	(664)
Shares returned to pay employee taxes under restricted stock program	(362)	(447)
Net cash provided by financing activities	18,395	28,251
Effect of exchange rate changes on cash and cash equivalents	210	247
Net decrease in cash and cash equivalents	(282)	(9,383)
Cash and cash equivalents at beginning of period	17,476	25,222
Cash and cash equivalents at end of period	$17,194	$15,839
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,525	$1,032
Cash paid for taxes	$2,550	$2,631
Stock issued for acquisition	$3,295	$—